Exhibit 8.1

IKONICS Corporation

4832 Grand Avenue

Duluth, Minnesota 55807

TeraWulf Inc.

9 Federal Street
Easton, Maryland 21601

RE:	Tax Consequences of Mergers

Dear Ladies and Gentlemen:

We have acted as counsel to IKONICS Corporation, a Minnesota corporation (“IKONICS”), in connection with (i) that certain Agreement and Plan of Merger, dated as of June 24, 2021 (the “Merger Agreement”), by and among IKONICS, Telluride Holdco, Inc., a Delaware corporation and direct wholly owned subsidiary of Parent (“HoldCo”), Telluride Merger Sub I, Inc., a Minnesota corporation and direct wholly owned subsidiary of HoldCo (“Merger Sub I”), Telluride Merger Sub II, Inc., a Delaware corporation and direct wholly owned subsidiary of HoldCo (“Merger Sub II”), and TeraWulf Inc., a Delaware corporation (“TeraWulf”), providing for (x) the merger of Merger Sub I with and into IKONICS, with IKONICS continuing as the surviving corporation (the “First Merger”) and (y) the merger of Merger Sub II with and into TeraWulf, with TeraWulf continuing as the surviving corporation (the “Second Merger” and, together with the First Merger, the “Mergers”), and (ii) the preparation and filing of the related Registration Statement (File No. 333- 258335) on Form S-4 (as amended and supplemented through the date hereof, the “Registration Statement”), which includes the proxy statement/prospectus of IKONICS and TeraWulf (as amended and supplemented through the date hereof, the “Proxy Statement/Prospectus”), filed with the Securities and Exchange Commission (the “Commission”). Capitalized terms not defined herein have the meanings specified in the Merger Agreement unless otherwise indicated.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(8) of Regulation S-K in connection with the Registration Statement and the Proxy Statement/Prospectus. In rendering our opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following documents (the “Relevant Documents”):

1.	The Merger Agreement (including any exhibits and schedules thereto);

2.	The Registration Statement, including the Proxy Statement/Prospectus;

3.	A representations letter, dated as of November 3, 2021, submitted to us by a duly authorized representative of IKONICS for purposes of this opinion (the “IKONICS Representations Letter”); and

4.	A representations letter, dated as of November 3, 201, submitted to us by a duly authorized representative of TeraWulf for purposes of this opinion (the “TeraWulf Representations Letter” and, together with the IKONICS Representations Letter, the “Representations Letters”); and

5.	Such other documents, certificates, instruments and corporate records as we have deemed necessary or appropriate for purposes hereof.

For purposes of this opinion, we have assumed, without independent verification thereof or other investigation, that (i) the Mergers will be consummated in the manner described in the Registration Statement, including satisfaction of all covenants and conditions to the obligations of the parties without amendment or waiver thereof, and in accordance with the Minnesota Business Corporation Act and the Delaware General Corporation Law; (ii) the statements, representations, warranties and other information set forth in the Merger Agreement, the Representations Letters and other documents, certificates, instruments and records we have reviewed are true, accurate and complete as of the date hereof and will remain true and accurate as of the Effective Time of the Mergers; (iii) all statements in the Representations Letters made “to the best knowledge” of any person or entity, or otherwise qualified, are true, accurate and complete as if made without such qualification; and (iv) as to all matters in which a person or entity making a representation has represented that such person or entity or a related party is not a party to, does not have, or is not aware of, any plan, intention, understanding or agreement to take an action, there is in fact no plan, intention, understanding or agreement and such action will not be taken.

In addition, we have assumed the genuineness of all signatures, including electronic signatures, , the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity with original documents of all documents submitted to us as copies, the absence of any undisclosed modifications to the agreements and instruments reviewed by us, the fact that each party to the agreements and other documents reviewed by us has the power and capacity to execute, deliver and perform all obligations under such documents, the due authorization of all requisite action with respect to such documents (including the execution and delivery thereof) by each party thereto, and the validity and binding effect of such documents upon each party.

Applicable Law

Section 351(a) of the Code1

Under Section 351(a), one or more persons may transfer property to a corporation in exchange for stock in the corporation without the recognition of gain or loss. In particular, a transfer of property qualifies for non-recognition treatment if: (1) property2 is transferred to a newly-formed corporation (“Newco”) by one or more transferors; (2) solely in exchange for stock of Newco; and (3) immediately after the exchange, the transferor(s) are in “control”3 of Newco.4

In general, the tax consequences of a Section 351(a) exchange are as follows:

1.	No gain or loss is recognized by Newco upon receipt of property from the transferor(s) in exchange for Newco stock;[5]

2.	The basis of the Newco stock to be received by the transferor(s) is the same as the basis of the property exchanged;[6]

3.	The holding period of the Newco stock to be received by the transferor(s) includes the period during which the property exchanged was held, provided such property was held as a capital asset by the transferor(s) on the date of the exchange;[7]

4.	The basis of the property of the transferor(s) received by Newco is the same as the basis of such property in the hands of the transferor(s);[8] and

1 All “Section” references refer to the Internal Revenue Code of 1986, as amended, unless otherwise stated.

2 For purposes of Section 351(a), the term “property” is defined broadly, with Section 351(a) stating only three specific exclusions to “property” (relating to services, certain debt of the corporation, and accrued interest owed by the corporations). See Section 351(d).

3 “Control” for purposes of Section 351(a) is as set forth in Section 368(c).

4 Section 351(a).

5 Section 1032(a).

6 Section 358(a)(1).

7 Section 1223(1).

8 Section 362(a).

5.	The holding period of the transferor(s) property to be received by Newco includes the period during which such property was held by the transferor(s).[9]

Horizontal Double-Dummy Structure

Simultaneous reverse subsidiary mergers10 constitute a transaction known as the “horizontal double-dummy technique.”11

The mechanics of this transaction are as follows:

1.            A new corporation is organized (again, “Newco”), along with two wholly-owned subsidiaries of Newco (“S1” and “S2”);

2.            Pursuant to an integrated plan, S1 and S2 are merged into existing target corporation 1 (“T1”) and existing target corporation 2 (“T2”), respectively; and

3.            T1 and T2 outstanding stock, respectively, is exchanged for common stock of Newco, so that following the transaction, T1 and T2 are wholly-owned subsidiaries of Newco.12

The two subsidiary corporations (i.e., S1 and S2) and the two reverse subsidiary mergers (i.e., the merger of S1 and S2 into T1 and T2 respectively) are disregarded and the mergers are treated as the acquisition by Newco of property (i.e., the outstanding stock of T1 and T2) in exchange for Newco common stock.13 Therefore, each of the exchanges will constitute a Section 351(a) exchange, and no gain or loss is recognized by the transferors of T1 and T2 stock upon receipt of Newco stock in exchange for T1 or T2 stock.14

The tax consequences of the horizontal double-dummy transaction are as follows:

1.            No gain or loss is recognized by Newco upon the receipt of T1 and T2 stock in exchange for Newco stock.15

2.            The basis of T1 and T2 stock received by Newco in the exchange is the same as the basis of such stock in the hands of the transferors of T1 and T2 stock immediately prior to the exchange.16

9 Section 1223(2).

10 A reverse subsidiary merger is a merger in which the buyer (as the acquiring corporation) forms a subsidiary and that acquiring corporation subsidiary merges with and into the company to be acquired (the target corporation). See Section 368(a)(2)(E). As a result, the target corporation becomes a wholly-owned subsidiary of the acquiring corporation. Id.

11 Martin D. Ginsburg, Jack S. Levin, & Donald E. Rocap, Mergers, Acquisitions, and Buyouts: A Transactional Analysis of the Governing Tax Legal, and Accounting Considerations, vol. 2, ¶904, n.1 (2021) (“The quoted term, in use more than 2 decades among M&A lawyers and corporate tax professionals, is descriptive of the transaction's corporate mechanics: simultaneous transitory subsidiary (reverse) mergers of newly formed corporations into [a parent corporation] and [the target corporation].”).

12 See P.L.R. 8822062 (Mar. 7, 1988).

13 See Rev. Rul. 79-273, 1979-2 C.B. 125; Rev. Rul. 78-250, 1978-1 C.B. 83; Rev. Rul. 73-427, 1973-2C.B. 301; Rev. Rul. 67-448, C.B. 144; P.L.R. 8822062 (Mar. 7, 1988); P.L.R. 7915011 (Jan. 1, 1979).

14 P.L.R. 8822062.

15 Section 1032(a).

16 Section 362(a).

3.            The basis of Newco stock to be received by the transferors of T1 and T2 stock will be the same as the basis of the T1 and T2 stock surrendered in the exchange.17

4.            The holding period of the Newco stock to be received by the transferors of T1 and T2 stock will include the period during which T1 and T2 exchanged stock was held, provided the T1 and T2 stock is held has a capital asset on the date of the exchange.18

5.            The holding period of the T1 and T2 stock to be received by Newco will include periods during which such stock was held by the transferors of T1 and T2 stock before the exchange.19

Based on our review of the Relevant Documents, and in light of the foregoing legal authorities, we are of the opinion that the simultaneous reverse subsidiary mergers executed by IKONICS and TeraWulf will constitute a horizontal double-dummy transaction. Therefore we are of the opinion that the mergers will constitute a Section 351(a) exchange. The U.S. federal income tax consequences of the receipt of property other than stock is as described in the discussion of “Material U.S. Federal Income Taxes” set forth in the Form S-4. In addition, the discussion in the section of the Registration Statement entitled “Material U.S. Federal Income Tax Consequences” constitutes our opinion as to the U.S. federal income tax consequences of the receipt of property other than stock in the Mergers.

Additional Qualifications and Limitations

Our opinions are based on the facts as set forth in the Relevant Documents and in this opinion letter. You have represented to us that the facts set forth above are, to your knowledge and belief after reasonably inquiry, accurate and complete in all material respects. If any of such facts are inaccurate or incomplete in any material respect, then our opinions may be adversely affected.

In rendering the opinions set forth above, we have considered the relevant provisions of the Code and the Treasury Regulations promulgated thereunder, the related legislative history, and interpretations of the foregoing expressed in court decisions and existing administrative rulings of the Internal Revenue Service (“IRS”), all as of the date hereof. These provisions and interpretations are subject to change, which may or may not be retroactive in effect, and which could result in modifications of our conclusions. This letter is a statement of our opinion, and is not a guarantee that the conclusions set forth in this letter will be sustained if challenged by the IRS or litigated in a court of law. This letter is not binding on the IRS or the courts and it is possible the IRS may successfully take a contrary position.

Our opinion is limited to the United States federal income tax matters as expressly set forth herein. We express no opinion as to any matter which is not expressly set forth herein. In particular, we express no opinion on the tax consequences of the Mergers or matters addressed herein for federal gift, estate, and generation skipping transfer tax purposes or under the income tax laws of any state or foreign jurisdiction.

Our opinion being furnished in connection with the filing of the Registration Statement and may not be used or relied upon for any of purpose. We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 as amended, or the rules and regulations of the Commission promulgated thereunder.

Sincerely yours,

FAEGRE DRINKER BIDDLE & REATH LLP

By:	/s/ Lisa R. Pugh
Lisa R. Pugh, Partner

17 Section 358(a)(1).

18 Section 1223(1).

19 Section 1223(2).

4